UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 2, 2005
Dana Corporation
(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	1-1063 (Commission File Number)	34-4361040 (IRS Employer Identification Number)

4500 Dorr Street, Toledo, Ohio		43615
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (419) 535-4500

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.
     On August 2, 2005, Dana Corporation (Dana) Chairman and Chief Executive Officer Michael J. Burns and Chief Financial Officer Robert C. Richter will make a presentation at an analyst conference.
     During this presentation, they will report that Dana’s Brazilian subsidiary, Dana-Albarus, S.A., Indústria e Comércio (Dana-Albarus), has completed its tender offer for the outstanding shares that were not previously held by Dana. Prior to the tender offer, Dana owned approximately 84 percent of Dana-Albarus and the remaining shares of the company were publicly traded in Brazil. Dana-Albarus acquired 14 percent of its shares in the tender offer and plans to acquire the balance through a related redemption process, at a total cost of approximately $35 million. Upon completion of these transactions, Dana will own 100 percent of Dana-Albarus.
     They will also comment on the transaction pursuant to which another Dana wholly-owned subsidiary plans to purchase 50% of the registered capital stock of Dongfeng Axle Co., Ltd. (Dongfeng Axle), thereby creating a joint venture with Dongfeng Motor Co., Ltd., the other 50% owner, to produce axles for sale to Chinese commercial vehicle manufacturers. The closing of this share purchase transaction, which is subject to Chinese regulatory and other conditions, is still expected to take place in the second half of 2005, but may not be completed in the third quarter as Dana had earlier anticipated.
     Statements by Messrs. Burns and Richter regarding the closing of the Dongfeng Axle joint venture will constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent Dana’s expectations based on current information and assumptions about the regulatory approval process and the completion of the pre-closing conditions. Forward-looking statements are inherently subject to risks and uncertainties and if actual events differ materially from those that are anticipated or projected, this transaction might not be completed as currently contemplated.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dana Corporation (Registrant)
Date: August 2, 2005	By:	/s/ Michael L. DeBacker
Name: Michael L. DeBacker
Title: Vice President, General Counsel and Secretary